UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2014

TEL Offshore Trust

(Exact name of registrant as specified in its charter)

Texas	1-6910	76-6004064
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation )	File Number)	Identification No.)

The Bank of New York Mellon Trust Company, N.A., Trustee
919 Congress Avenue
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 852-1422

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 10, 2014, The Bank of New York Mellon Trust Company, N.A., as Corporate Trustee, Gary C. Evans, Jeffrey S. Swanson and Thomas H. Owen Jr., as Individual Trustees (collectively, the “Trustees”) filed a Petition for Modification and Termination of Trust (the “Petition”) with the Probate Court of Travis County, Texas (the “Court”).  The Petition requests the Court to modify the TEL Offshore Trust Agreement (the “Trust Agreement”) to (1) allow for the termination of the TEL Offshore Trust (the “Trust”) by a court order, and (2) allow the Trustees, as necessary to fulfill the purposes of the Trust and without the approval of the Trust’s unitholders, to (a) sell all or any portion of the Trust’s interest in the TEL Offshore Partnership (the “Partnership”) or any other assets of the Trust, (b) exercise their rights to dissolve the Partnership, or (c) cause the Partnership to sell the remaining overriding royalty interest owned by the Partnership.

The goals in filing such probate proceeding are to permit the Trustees to direct the Partnership to sell the remaining overriding royalty interest held by the Partnership; to distribute the net proceeds resulting from such sale, after the payment of the Trust’s liabilities, to the Trust’s unitholders; and, to thereafter terminate the Partnership and the Trust.  There can be no assurances whether the Court will grant the requested relief and, if such relief is granted, when such actions will be completed.

The Trust issued a press release on July 10, 2014 announcing the filing of the Petition and commencement of the probate proceeding.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit 99.1                              TEL Offshore Trust’s Press Release dated July 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEL Offshore Trust
By: The Bank of New York Mellon Trust Company, N.A.,
as Trustee

Date: July 10, 2014	By:	/s/ Sarah Newell
Sarah Newell
Vice President and Trust Officer

EXHIBIT INDEX

Exhibit	Description

99.1	TEL Offshore Trust’s Press Release dated July 10, 2014.